Exhibit 99.1

Dolby Laboratories Names Murray J. Demo CFO

SAN FRANCISCO--(BUSINESS WIRE)--April 23, 2009--Dolby Laboratories, Inc. (NYSE:DLB), announced today that Murray J. Demo, 47, has agreed to join the company as Executive Vice President and Chief Financial Officer commencing on May 4, 2009. Demo will replace Dolby’s interim CFO and report to Kevin Yeaman, President and Chief Executive Officer.

“Murray brings an impressive track record as a leader and financial executive. I’m pleased to welcome him to the team,” said Yeaman. “His experience will be invaluable as we continue to pursue opportunities in new and existing markets and scale our company for future growth.”

Demo comes to Dolby with more than 20 years of financial and strategic business management experience. He most recently served as Executive Vice President and CFO at LiveOps, Inc., an on-demand contact center software and call center outsourcing company. Prior to that, he was Executive Vice President and CFO at Postini, Inc., an on-demand security compliance software company now part of Google Inc. Before Postini, Demo spent ten years with Adobe Systems Inc., where his last role was Executive Vice President and CFO. During his career at Adobe Systems, the company’s annual revenues grew from approximately $0.8 billion to over $2.5 billion.

Demo sits on the Board of Directors of Citrix Systems, Inc. and Webroot. He holds a BA degree in business economics from the University of California, Santa Barbara and an MBA degree from Golden Gate University.

About Dolby Laboratories

Dolby Laboratories (NYSE:DLB) is the global leader in technologies that are essential elements in the best entertainment experiences. Founded in 1965 and best known for high-quality audio and surround sound, Dolby creates innovations that enrich entertainment at the movies, at home, or on the go. Visit www.dolby.com for more information.

Certain statements in this press release, including statements relating to the company pursuing opportunities in new and existing markets and expected benefits to be derived therefrom, as well as the company’s growth prospects and ability to scale, are "forward-looking statements" that are subject to risks and uncertainties. These forward-looking statements are based on management's current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: risks associated with trends and competitive pressures in the markets in which Dolby operates; risks associated with the management changes; and other risks detailed in Dolby’s Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in its most recent Periodic Report on Form 10-Q. Dolby disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S09/21247 DLB-F

CONTACT:
Dolby Laboratories
Alex Hughes, 415-645-5245 (Investors)
ahughes@dolby.com
Jeanne Alford, 415-645-5245 (Media)
jeanne.alford@dolby.com